EX-99.(11)(a)

2005 Market Street Suite 2600 Philadelphia, PA 19103 T: 215.564.8000

July 22, 2026

Board of Trustees
Franklin Strategic Series
on behalf of the Franklin Core Plus Bond Fund
One Franklin Parkway
San Mateo, CA 94403-1906

Board of Trustees
Franklin Investors Securities Trust
on behalf of the Franklin Total Return Fund
One Franklin Parkway
San Mateo, CA 94403-1906

Re:	Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to Franklin Strategic Series (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares of the Franklin Core Plus Bond Fund series of the Trust to be issued by the Trust, in connection with the acquisition of substantially all of the property, assets and goodwill of the Franklin Total Return Fund, a series of Franklin Investors Securities Trust, a Delaware statutory trust, by and in exchange solely for full and fractional Class A, Class C, Class R, Class R6 and Advisor Class shares of beneficial interest (the “Shares”), without par value  (the “Transaction”).

We have reviewed the Trust’s Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”) and Third Amended and Restated By-Laws (“By-Laws”), resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Agreement and Plan of Reorganization for the Transaction, which was approved by the Trust’s Board of Trustees (the “Plan”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.
The Shares of the Trust will be issued in accordance with the Trust’s Declaration of Trust and By-Laws, the Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Transaction.

2.
The Shares will be issued against payment therefor as described in the Prospectus/Information Statement and the Statement of Additional Information relating thereto included

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Board of Trustees
Franklin Strategic Series
Franklin Investors Securities Trust

July 22, 2026

in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP
STRADLEY RONON STEVENS & YOUNG, LLP